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                                                                    EXHIBIT 99.1
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FROM:     THE NEWS CORPORATION LIMITED
          1211 AVENUE OF THE AMERICAS
          NEW YORK, NY 10036

          Contacts:  Mark Valenta
                     212/852-7070
                     Jim Platt
                     212/852-7083



                           NEWS CORPORATION COMPLETES
                    ACQUISITION OF NEW WORLD COMMUNICATIONS


New York, January 22, 1996 -- The News Corporation Limited today announced that Fox Television Stations, Inc. has completed its acquisition, through a merger and stock purchase transaction, of New World Communications Group Incorporated. News Corporation formerly owned 20 percent of New World. The acquisition, which was previously announced in July 1996, followed the approval of the acquisition by New World's Shareholders at a special meeting held today in New York.

     In completing the transaction, News Corp. issued 1.45 of its preferred limited voting ADRs (each of which represents four Preferred Limited Voting Ordinary Shares of News Corporation) for each outstanding share of Class A and Class B New World Common Stock. The total number of such ADRs, which trade under the symbol "NWSpr" on the New York Stock Exchange, expected to be issued by News Corp. In conjunction with this acquisition will equal approximately
114.9 million ADRs, of which in excess of approximately 90.4 million have been issued.

     With the acquisition of the 10 television stations that comprised the New World Television Station Group, the Fox Television Station Group is now comprised of 22 owned and operated stations, nine of which are in the top ten U.S. markets. In terms of

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overall coverage, the Fox Television Station Group now reaches 40% of the United
States (almost 35% under FCC regulations) and is the largest owner and operator of television stations in the United States.

     New World's television programming library and its production arm, New World Entertainment, will be integrated into News Corp.'s Twentieth Television and Twentieth Century Fox Television units.

     "With this acquisition, we have strengthened our position as the world's most vertically integrated media company by adding to both our content creation and distribution capabilities at the same time," said Rupert Murdoch, Chairman and Chief Executive of News Corporation.

     The News Corporation Limited (NYSE: NWS, NWSpr, ASX: NCP, NCPDP; LSE:
NEWCP) is one of the world's largest media companies with total assets as of 30 September 1996 of US$24.8 billion and total annual revenues of US$10 billion. News Corp.'s global diversified operations include the production and distribution of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines, books and promotional free-standing inserts; the development of digital broadcasting; conditional access and subscription management systems; and providing computer information services.


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